UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):
June 18, 2015

FIRST MID-ILLINOIS BANCSHARES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-13368	37-1103704
(State of Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)
1421 CHARLESTON AVENUE
MATTOON, IL	61938
(Address of Principal Executive Offices)	(Zip Code)

(217) 234-7454
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 18, 2015, First Mid-Illinois Bancshares, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with a limited number of institutional investors (collectively, the “Purchasers”) to sell, and accepted from certain other accredited investors, including certain directors of the Company, subscriptions for, an aggregate total of 1,392,859 newly issued shares of the Company’s common stock, par value $4.00 per share (“Common Stock”) at a purchase price of $21.00 per share, for an aggregate gross purchase price of approximately $29,250,039 (the “Offering”) The Offering closed on June 19, 2015.
The Purchase Agreement contains representations, warranties, and covenants of the Company and the Purchasers that are customary in private placement transaction agreements among issuers and institutional investors. The provisions of the Purchase Agreement also include an agreement by the Company to indemnify each Purchaser against certain liabilities.
The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is attached as Exhibit 10.1 hereto, and is incorporated into this report by reference.

Item 3.02 Unregistered Sales of Equity Securities
The information set forth in Item 1.01 concerning the Offering is incorporated herein by reference. The securities issued and sold in the transactions described in Item 1.01 were offered to be sold by the Company in reliance upon an exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended and Rule 506(b) thereunder.
FIG Partners, LLC served as placement agent with respect to the Offering and received placement fees of $1,240,000, plus reimbursement of certain expenses, upon the closing of the Offering.

The Company intends to use the net proceeds of the Offering to provide capital support for its previously announced pending purchase of twelve branch locations from Old National Bancorp and for general corporate purposes.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1	Form of Securities Purchase Agreement, by and among the Company and the purchasers thereto.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST MID-ILLINOIS BANCSHARES, INC.

Dated: June 19, 2015

By:

Joseph R. Dively
Chairman and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Form of Securities Purchase Agreement, by and among the Company and the purchasers thereto.